Exhibit 5.1

Sean M. Clayton

T: +1 858 550 6034

sclayton@cooley.com

March 12, 2020

Flexion Therapeutics, Inc.

10 Mall Road, Suite 301

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as counsel to Flexion Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,910,227 shares of the Company’s Common Stock, $0.001 par value, including (i) 1,534,459 shares (the “EIP Shares”) reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Plan”), and (ii) 375,768 shares (together with the EIP Shares, the “Shares”) reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (together with the 2013 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 Eastgate Mall, San Diego, CA 92121  T: (858) 550-6000  F: (858) 550-6420  www.cooley.com

Sean M. Clayton

T: +1 858 550 6034

sclayton@cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Sean M. Clayton
Sean M. Clayton

4401 Eastgate Mall, San Diego, CA 92121  T: (858) 550-6000  F: (858) 550-6420  www.cooley.com